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                                                                    EXHIBIT 11.1

                               TYLAN GENERAL. INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                       THREE MONTHS ENDED         SIX MONTHS ENDED
                                                     ---------------------      -------------------
                                                      APRIL 28,   APRIL 30,     APRIL 28,  APRIL 30,
                                                        1996        1995          1996       1995
                                                     ---------    --------      --------   --------
    Income before extraordinary item                 $   2,776     $ 1,322      $ 4,872      $ 2,103
    Extraordinary item, net of income
          tax benefit                                                 (695)                     (695)
                                                     ---------     -------      -------      -------
    Net Income                                       $   2,776     $   627      $ 4,872      $ 1,408
                                                     =========     =======      =======      =======
    PRIMARY EARNINGS PER SHARE
         Weighted average common and common
          equivalent shares outstanding:
         Weighted average common shares                  6,503       5,095        6,490        4,463
         Assumed exercise of outstanding stock
              options and warrants (1)                     210         230          236          197
                                                     ---------     -------      -------      -------
    Total                                                 6713       5,325        6,726        4,660
                                                      =========     =======      =======      =======
    Earnings per share before extraordinary item     $    0.41     $  0.25      $  0.72      $  0.45
    Extraordinary item                                               (0.13)                    (0.15)
                                                     ---------     -------      -------      -------
    Earnings per share                               $    0.41     $  0.12      $  0.72      $  0.30
                                                     =========     =======      =======      =======
    FULLY DILUTED EARNINGS PER SHARE
         Weighted average common and common
          equivalent shares outstanding:
         Weighted average common shares                  6,503       5,095        6,490        4,463
         Assumed exercise of outstanding stock
              options and warrants (1)                     227         262          236          261
                                                     ---------     -------      -------      -------
    Total                                                6,730       5,357        6,726        4,724
                                                     =========     =======      =======      =======
    Earnings per share before extraordinary item     $    0.41     $  0.25      $  0.72      $  0.45
    Extraordinary item                                               (0.13)                    (0.15)
                                                     ---------     -------      -------      -------
    Earnings per share                               $    0.41     $  0.12      $  0.72      $  0.30
                                                     =========     =======      =======      =======


(1)Computed utilizing the treasury stock method.